August 1, 2016

Ms. Birame N. Sock

Dear Ms. Sock:

We are delighted to confirm to you that we are offering you the position of President and Chief Operating Officer at Function(X) Inc. (“Fn(X)” or the “Company”), subject to the terms and conditions set forth herein. The terms and conditions of your employment with Fn(X) are set forth in this letter and our employee handbook. This offer is subject to the satisfactory completion of the conditions set forth in Section 12(a) of this letter.

1.    Start Date. Your appointment is effective (the “Effective Date”) as of the date you commence work for the Company, which shall be not later than the date you satisfy the visa requirements set forth in Section 7, provided that if such condition is not satisfied by August 15, 2016, then this Agreement shall be deemed terminated.

2.    Duties. You will initially work in Miami, FL and initially report to the Chief Executive Officer, or such other person as the Company may designate from time to time. In addition, so long as you being a director does not violate NASDAQ rules, at all times when you are employed by the Company, you shall have a seat on the Board of Directors. You shall devote your full time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to you. At or before the end of calendar year 2016, a decision shall be made by the Company where you will work. During your employment with the Company, the Company shall reimburse you for all reasonable work and business travel expenses (including travel to New York) in accord with the Company’s expense reimbursement policy. If the Company requires you to relocate to NYC, the Company shall pay for reasonable relocation expenses up to $10,000.00. If we require you to relocate to NYC we will also reimburse you for up to $5,000 a month for your out of pocket expense paying rent on your existing lease in Florida until you sublet or terminate your lease.

3.    Term. Your term shall begin on the Effective Date and end on the date that is three (3) years after the Effective Date.

4.    Compensation.

(a)    Base Salary. In consideration for the performance of your services hereunder, you will be paid a base salary at the annual rate of Two Hundred Thousand Dollars ($200,000.00) (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions. Currently, the Company’s payroll is payable on the fifteenth and the last day of each month. As an exempt employee, you will not be eligible for overtime pay.

(b)    Sign-On Bonus. On the effective date of this Agreement, you shall receive a sign-on bonus of Fifty Thousand Dollars ($50,000.00) in cash. In addition, the Company shall reimburse you for your reasonable legal fees of reviewing and negotiating this employment letter up to a total of $5,000.00.

(c)    Annual Bonus. At the end of each year of your employment, you will be entitled to an annual bonus (the “Annual Bonus”). The Annual Bonus shall be paid in either cash or restricted shares of the Company’s common stock. The amount, timing, and method of payment of the Annual Bonus will be subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). It is anticipated that your first year’s Annual Bonus will be One Hundred Thousand Dollars ($100,000.00).

(d)    Equity Grants:

(i)    Sign-On Grant. Subject to the approval of the Compensation Committee, on the Effective Date of this Agreement, you will receive a sign-on grant on One Million restricted shares of the Company’s common stock. These shares shall vest on the following schedule: after the completion of 6 months of employment, 166,667 of the shares shall vest (for a total of 166,667 vested shares); after the completion of 12 months of employment, 166,667 additional the shares shall vest (for a total of 333,334 vested shares); after the completion of 18 months of employment, 166,667 additional the shares shall vest (for a total of 500,001 vested shares); after the completion of 24 months of employment, 166,667 additional the shares shall vest (for a total of 666,668 vested shares); after the completion of 30 months of employment, 166,667 additional the shares shall vest (for a total of 833,335 vested shares); after the completion of 36 months of employment, 166,665 additional the shares shall vest (for a total of 1,000,000 vested shares). If the Company is acquired, all unvested shares shall vest immediately upon the execution of a definitive agreement for the acquisition of the Company.

(ii)    You will be eligible to participate in the Company’s Employee Stock Plan, and any grants will be subject to the discretion of the Compensation Committee.

5.    Benefits. Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you will be eligible to participate in any benefits offered by the Company that are available to officers of the Company, as may be in effect or modified from time to time. Furthermore, you are currently eligible for twenty (20) days of paid time off per calendar year (during the first calendar year of employment you will receive 1.6 days of vacation for each month you are working with the company starting on the date you commence employment with the Company) all in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon with your manager.

6.    Termination.

(a)     Either you or the Company may terminate this Agreement at any time for any reason.

(b)    If you are terminated for Cause (as hereinafter defined), or if you terminate this Agreement without Good Reason (as hereinafter defined), then the Company will have no further obligations to you other than to pay your Base Salary through the date of termination and reimburse you for any unreimbursed expenses (including unused vacation days) you have incurred (such obligations, the “Accrued Obligations”).

(c)    If the Company terminates you without Cause, or if you terminate with Good Reason, or if you die, or if you become permanently disabled during the term of this Agreement:

(i)    You will be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to three (3) months’ Base Salary (which payment may be made in cash, or, if You so elect, in shares of the Company’s common stock, the value of each share of which shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made).

(ii)    All options to purchase Company stock or any restricted stock units granted under this Agreement or any other agreement that have not previously vested shall vest.

(d)    Your entitlement to the payments described in this Section 6 (other than the Accrued Obligations) is expressly contingent upon you first providing the Company with a signed general release of claims in favor of the Company substantially in the form attached as Exhibit A hereto (the “Release”) and not revoking such Release for a period of seven (7) days after its execution or thereafter. In order to be effective, the Release must be delivered by you to the Company no later than forty-five (45) days following the Termination Date. In the event that the 45 day period following the Termination Date begins in one calendar year and ends in another calendar year, the cash payments to be made under this Section 6 (other than the Accrued Obligations), shall be paid in the later calendar year.

(e)    For the purposes of this Agreement, “Cause” shall mean that you have:

(i)    committed an act which, as set forth in any employment handbook promulgated by the Company, may lead to termination of employment, unless curable, in which case such cure shall not have been completed within thirty (30) days following the Company’s written notice to you;

(ii)    engaged in any intentional act of fraud against the Company;

(iii)    engaged in willful malfeasance or gross negligence in the performance of this Agreement or capacity as an employee of the Company;

(iv)    refused to perform the duties required or requested consistent with your obligations under this Agreement and under law, which refusal continues for more than five (5) days following the Company’s written notice of such refusal;

(v)    been convicted of a felony or entering a plea of nolo contendre to a felony charge;

(vi)    materially breached this Agreement, subject to a fifteen (15) day cure period following the Company’s written notice of such breach to the extent such breach is curable; or

(vii)    engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(f)    For the purposes of this Agreement, Good Reason shall mean that the Company has: (1) relocated you to a place of work other than within 25 miles of Miami, Florida or New York City, New York or Los Angeles, California; or (2) imposed a material diminution in the nature or scope of your responsibilities, authorities or duties as set forth in this letter; reduced your Base Salary in effect in the prior year (unless the reduction was implemented in accordance with a company-wide salary reduction); or imposed any other material adverse work conditions without Cause. Provided, however, that for you to be able to terminate your employment with the Company on account of Good Reason, you must provide notice of the occurrence of the event constituting Good Reason and your desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within the thirty (30) day period, your Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

(g)    deliberately omitted)

(h)    (i)    In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of you pursuant to the terms of this Agreement or otherwise, which is made in connection with, or arising out of, employment with the Company or a Change of Control of the Company or a substantial portion of its assets (a "Payment") is a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the “Code”) on account of the aggregate value of the Payments due to you being equal to or greater than three times the "base amount," as defined in Section 280G(b)(3) of the Code, (the "Parachute Threshold") so that you would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax") and the net after-tax benefit that you would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit you would receive if the full amount of the Payments were paid to you, then the Payments payable to you shall be reduced (but not below zero) so that the after tax amount you receive is the highest possible amount, reducing first any cash Payments under Section 6 hereof.

(ii)    All determinations required to be made under this Section 6, including whether any Payment is a "parachute payment" and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized law or accounting firm designated by the Company and reasonably approved by you (the "Firm") and shall be based upon "substantial authority" (within the meaning of Section 6662 of the Code). The Firm shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Firm shall be borne by the Company. Any determination by the Firm shall be binding upon the Company and you.

(i)    (i)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code ("Section 409A") or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if you are a "specified employee" within the meaning of Section 409A, any payments or arrangements due upon a termination of your employment under any arrangement that constitute a "nonqualified deferral of compensation" within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after your "separation from service" (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of your death.

(ii)    After any Termination Date, you shall have no duties or responsibilities that are inconsistent with having a "separation from service" within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a "separation from service" as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a "nonqualified deferral of compensation" within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(iii)    To the extent that any reimbursements pursuant to this agreement or otherwise are taxable to you , any reimbursement payment due to you shall be paid to you on or before the last day of the taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year.

7.    Immigration Status. You will arrange to have your immigration status updated so that you will be eligible to work for the Company. The Company will be responsible for the legal costs involved with the application process and for any subsequent renewals during the term of this Agreement. Your employment may not commence hereunder until you have an immigration status that allows you to be lawfully employed by the Company consistent with the terms of this letter.

8.    Compliance with Policies and Procedures. You agree to be bound by and to comply fully with all Company policies and procedures for employees.

9.    Confidentiality.

(a)    You acknowledge that, as a result of your employment with the Company, you will be in possession of trade secrets and confidential and proprietary information (the "Confidential Information") of the Company. You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than to the Company's advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of your duties under this letter, provided that: (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of your breach of your obligations hereunder; and (ii) you may disclose such information pursuant to a court or similar order, but you agree to use reasonable efforts to provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order. You agree to deliver promptly to the Company at the termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information) relating to the Company's business which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control. You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company. Therefore, you agree that in the event of your failure to comply with the provisions of this Section 9(a), the Company shall be entitled to seek an injunction or other equitable relief. This remedy shall be in addition to any other remedies available to the Company.

(b)    You agree not to disclose the terms of this letter to anyone except your immediate family and your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to your post-employment restrictions under this letter), pursuant to a court or similar order, or in connection with any proceeding to enforce your rights under this letter or any other agreement between you and the Company, except as otherwise required by law.

(c)    You agree that you will not disparage the Company or its subsidiaries, any of their products or services, or any of their officers or directors. The Company agrees that it and its directors and named executive officers will not disparage you and it will instruct other employees not to disparage you..

10.    Company Work Product. You acknowledge and agree that all of the ideas, concepts, inventions and work product rendered or provided by you during the term of your employment which directly or indirectly relate to the Company's business, whether alone or in conjunction with others (collectively, and without limitation, the "Company Work Product"), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company and you shall not have any right, title or interest therein and (b) constitute "works made for hire" under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law. In furtherance of the foregoing, you hereby assign to the Company all of your rights, title, and interest, whether choate or inchoate or whole or partial, in any Company Work Product created, developed, or discovered by you during the term of your employment. You further agree to cooperate fully and promptly with, and otherwise facilitate, any efforts by the Company to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve, and protect the Company Work Product from use by others, or from dilution or diminution. You agree to execute and deliver any and all documents, agreements and instruments to evidence the rights of the Company in the Company Work Product as provided in this Section 9. You hereby irrevocably name the Company as your attorney-in¬-fact, and irrevocably grant to the Company a power of attorney to execute and deliver any and all documents, agreements and instruments in your name as may be reasonably required to give effect to this Section 9; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that you fail to execute and deliver after five days written request by the Company. The rights granted to the Company in this Section 9 shall continue in effect after the termination or expiration of your employment term to the extent necessary for the Company's full enjoyment of such rights.

11.    Restrictive Covenants. During the Term and for a period of one (1) year after termination of your employment hereunder, you shall not:

(a)    Request, induce or attempt to influence any person or entity who is or was a client, customer, contractor or supplier of the Company to limit, curtail or cancel its business with the Company;

(b)    Request, induce, or attempt to influence any current or future officer, director, employee, consultant, agent or representative of the Company to: (A) terminate his, her, or its employment or business relationship with the Company; or (B) commit any act that, if committed by you, would constitute a breach of any term or provision of this Section 9; or

(c)    Own, operate, manage, control, engage in, participate in, permit your name to be used by, act as a consultant or advisor to, render services for (alone or in association with any other person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly, wholly or partly, competes with the Company in any business it which is then actively engaged or actively planning to become involved.

12.    Background Information. As more fully described on the following pages, the Company may conduct a background check, which may include a “consumer report” and/or an “investigative consumer report” prepared by Fn(X) or by a third party. These reports may be obtained at any time after receipt of your authorization and, if you are hired, throughout your employment. Falsification or omission of any information previously provided to the Company or provided to the Company on the attached release may disqualify you for employment or result in your immediate dismissal, if hired. Your rights relating to this background check are more fully set forth on the attached release.

13.    Representations. You represent, warrant and covenant to the Company that you are free to execute this letter and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre-existing business relationship or agreement to which you are a party or are otherwise bound. Without limiting the foregoing, you further represent, warrant and covenant to the Company that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation, non-competition agreement or similar type of restrictive covenant agreement, inconsistent with your obligations to the Company and that you will not at any time during the course of your employment by the Company violate and/or breach any obligation or contractual/common law commitment that you may have to a third party or prior employer.

14.    Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees or Other Modifications Except as Provided Herein. You acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this letter. This document supersedes any and all oral or written understandings or agreements regarding your employment with the Company or any of its affiliates. No employee or representative of the Company, other than in a writing signed by an authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing you employment with the Company for any specific duration, (b) providing you with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this letter.

15.    Miscellaneous.

(a)    This offer is subject to the satisfactory completion of the Company’s standard drug, background and reference screening, authorization of your right to work in the United States, and the absence of any non-competition agreement or other restrictions that would prohibit or interfere with your working for the Company.

(b)    If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)    This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises. Any controversy, dispute or claim arising out of or relating to this agreement or breach thereof or relating to your employment shall first be submitted to mediation in New York City administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration in New York City administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Notwithstanding anything in the Streamlined Arbitration Rules and Procedures, the parties agree that they will each be allowed to take depositions of any witness that the opposing party names as a witness for any arbitration arising out of or relating to your employment. The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. The parties shall maintain the confidential nature of the mediation and arbitration proceedings, and the award, unless otherwise required by law or judicial decision. Judgment on the award may be entered in any court having jurisdiction

If the terms of this letter are acceptable to you and you are ready, willing and able to abide by all the conditions enumerated herein, please sign and date this letter below and return it to me by the deadline provided above.

Sincerely,

Function(X) Inc.

Robert F.X. Sillerman
Executive Chairman and Chief Executive Officer

Acknowledged and Agreed to:

Name:    Birame N. Sock

902 Broadway, 11th Floor

New York, NY 10010

212-231-0092